As filed with the Securities and Exchange Commission on April 1, 2026

Registration No. 333-252701

Registration No. 333-263513

Registration No. 333-270540

Registration No. 333-277902

Registration No. 333-285759

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-252701

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263513

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270540

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-277902

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-285759

UNDER

THE SECURITIES ACT OF 1933

ON24, Inc.

(Exact name of registrant as specified in its charter)

Delaware	94-3292599
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

301 Howard Street, Suite 1100, San Fracisco, CA	94105
(Address of Principal Executive Offices)	(Zip Code)

ON24, INC. 2021 EQUITY INCENTIVE PLAN

ON24, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Sharat Sharan

Chief Executive Officer

ON24, Inc.

301 Howard Street, Suite 1100

San Francisco, California 94105

(Name and address of agent for service)

(415) 369-8000

(Telephone number, including area code, of agent for service)

Copies to:

Eric Wang

Andrew Ledbetter

DLA Piper LLP (US)

3203 Hanover Street, Suite 100

Palo Alto, CA 94304

(650) 833-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

These Post-Effective Amendments (the “Amendments”) filed by ON24, Inc., a Delaware corporation (the “Registrant”), terminate all offerings and deregister all shares of the Registrant (the “Shares”), that remain unsold or otherwise unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (File No. 333-252701), filed with the SEC on February 4, 2021, registering (in addition to 12,256,609 Shares issuable upon exercise or vesting of outstanding awards under predecessor plans) 8,282,313 Shares issuable under the ON24, Inc. 2021 Equity Incentive Plan and 1,300,000 Shares issuable under the ON24, Inc. 2021 Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (File No. 333-263513), filed with the SEC on March 14, 2022, registering 2,386,367 Shares issuable under the ON24, Inc. 2021 Equity Incentive Plan and 477,273 Shares issuable under the ON24, Inc. 2021 Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (File No. 333-270540), filed with the SEC on March 15, 2023, registering 2,377,740 Shares issuable under the ON24, Inc. 2021 Equity Incentive Plan and 475,548 Shares issuable under the ON24, Inc. 2021 Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (File No. 333-277902), filed with the SEC on March 14, 2024, registering 2,059,466 Shares issuable under the ON24, Inc. 2021 Equity Incentive Plan and 411,893 Shares issuable under the ON24, Inc. 2021 Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (File No. 333-285759), filed with the SEC on March 13, 2025, registering 2,100,684 Shares issuable under the ON24, Inc. 2021 Equity Incentive Plan and 420,136 Shares issuable under the ON24, Inc. 2021 Employee Stock Purchase Plan.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 29, 2025, among the Registrant, Cvent Atlanta, LLC, a Delaware limited liability company (“Parent”), and Summit Sub Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and wholly-owned subsidiary of Parent. The Merger became effective on April 1, 2026.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on April 1, 2026:

ON24, INC.

By:	/s/ Steven Vattuone
Name: Steven Vattuone
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.